Exhibit 99.1

Extended Stay America Appoints Bruce Haase as Chief Executive Officer

Kelly Poling Named EVP, Chief Commercial Officer

Randy Fox Named EVP, Property Operations

CHARLOTTE, NC, November 22, 2019 (GLOBENEWSWIRE) – Extended Stay America, Inc. and its paired-share REIT, ESH Hospitality, Inc. (together, the “Company”) (NASDAQ:STAY), the largest mid-priced extended stay hotel brand, today announced the appointment of Bruce Haase as President and Chief Executive Officer, effective immediately. Haase has been elected to serve as a director of Extended Stay America, Inc. and will continue to serve as a director of ESH Hospitality, Inc. He succeeds Jonathan Halkyard, who will continue to advise the Company through February 25, 2020.

Haase has served as a director of ESH Hospitality since 2018. He has more than 20 years of lodging experience with particular expertise in the extended stay hotel segment. From 2014 to 2016, he served as Chief Executive Officer of WoodSpring Hotels, LLC, the nation’s largest and fastest growing economy extended stay hotel brand. Previously, Haase served in a series of executive positions with Choice Hotels International from 2000 through 2012, most recently as Executive Vice President, Global Brands, Marketing & Operations.

The Company also announced today the appointment of Kelly Poling as Executive Vice President, Chief Commercial Officer, and Randy Fox, as Executive Vice President, Property Operations, filling two previously vacant key leadership positions and further strengthening the management team with executives deeply experienced in the extended stay hotel segment. Poling has a track record of success in the extended stay hotel segment, having led all central revenue generating functions at WoodSpring Suites. With 35 years of property operations experience, Fox has unique experience in successfully managing and improving property performance of extended stay lodging assets nationwide.

Douglas Geoga, Chairman of the Company’s Boards, said, “We are pleased to welcome Bruce, Kelly and Randy to the leadership team of Extended Stay America. The Company is well positioned to capitalize on its unique business model by leveraging the team’s deep experience in all facets of extended stay hotel operations, branding, marketing, revenue generation and franchising. With Bruce’s knowledge of the Company and his experience working with two proven industry operators in Kelly and Randy, along with the rest of Extended Stay’s leadership, I am confident that this team will hit the ground running.”

Geoga continued, “Over the past several years the Extended Stay Boards, together with our outside advisors, have carefully considered a wide range of transactional strategic alternatives to drive shareholder value. Through this process, which was only recently discontinued, the Boards determined that none of the terms upon which alternatives were available would provide an acceptable outcome, or superior value compared to improved execution of the Company’s business strategy. While the Boards remain open to considering opportunities to enhance shareholder value, we are confident in the new management team’s ability to unlock the full potential of the Extended Stay America brand, assets and business capabilities. We believe that a focus on property-level improvement, franchise acceleration and asset management, together with the Company’s industry-leading margins and free cash flow generation, will lead to enhanced strategic and structural alternatives in the future to drive superior returns for all shareholders.”

Haase said, “I am excited to partner with our management team and 8,000 associates. As the only company in the lodging industry solely focused on the unique needs of the extended stay guest, we are solidly positioned to unlock the full potential of the Company within this attractive segment. Given my history and past success in working with Kelly and Randy to drive improved performance, I am confident in the future of the Company and have asked the Boards to ensure that my compensation is fully aligned with the interests of our shareholders.”

Geoga added, “On behalf of the Boards, I thank Jonathan for his many contributions as CEO and in his prior management roles with our company. We appreciate his continued support during this leadership transition.”

About Bruce Haase

Haase has served as a director of ESH Hospitality since 2018 and is the Chairman of the Board and Majority Shareholder of HomeWell Care Services. From 2014 to 2016, he served as Chief Executive Officer of WoodSpring Hotels, LLC. Previously, Haase served in executive positions at Choice Hotels International, including: Executive Vice President, Global Brands, Marketing & Operations (2008 to 2012); Senior Vice President, Domestic Brand Operations & International Division (2007); Senior Vice President, International Division (2000 to 2007); and Vice President, Finance & Treasurer (2000). Prior to joining Choice, he worked at The Ryland Group, Inc., Caterair International Corporation, Marriott Corporation, and Goldman, Sachs & Co. Haase has a bachelor of science in engineering from Virginia Tech, a master’s in electrical engineering from The Johns Hopkins University and an MBA in finance from The Wharton School of the University of Pennsylvania.

About Kelly Poling

Poling was most recently Chief Executive Officer of Premier Worldwide Marketing, the exclusive worldwide representative for Karisma Hotels & Resorts, and previously served as Executive Vice President, Marketing and Consumer Revenue from 2017 to 2019. From 2014 to 2017, Poling served as Executive Vice President and Chief Marketing Officer for WoodSpring Hotels, and earlier in her career, spent seven years at Choice Hotels International, leading the corporate strategy, marketing and e-commerce teams. Poling has a bachelor’s degree in business administration from The George Washington University and an MBA from The Wharton School of the University of Pennsylvania.

About Randy Fox

Fox has more than 35 years of hotel business experience, including most recently as Chief Operating Officer of InTown Suites and Uptown Suites, an extended stay brand with approximately 200 locations across more than 20 states. He served as Executive Vice President of Operations for WoodSpring Hotels from 2012 to 2016. He earlier spent more than 12 years at Red Roof Inn, including as Senior Vice President of Operations from 2007 to 2012 and Regional Vice President of Operations from 1999 to 2007. He has a bachelor of science in business administration from Franklin University.

About Extended Stay America

Extended Stay America, Inc. and its brand Extended Stay America® is the leading brand in the mid-priced extended stay segment in the U.S with 628 hotels. Extended Stay America’s subsidiary, ESH Hospitality, Inc. (“ESH”), is the largest lodging REIT in North America by unit and room count, with 555 hotels and more than 61,500 rooms in the U.S. Extended Stay America also manages or franchises an additional 73 Extended Stay America® hotels. Visit www.esa.com for more information.

CONTACTS:

Investors or media:

Rob Ballew

(980) 345-1546

investorrelations@esa.com